February 20, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

  Re: Institutional International Funds, Inc. ("Registrant")
      Consisting of:
        Foreign Equity Fund
      File Nos.: 033-29697/811-5833

Dear Sirs:

  We are counsel to the above-referenced registrant which proposes to file, pursuant to paragraph (b) of Rule 485 (the
"Rule"), Post-Effective Amendment No. 8 (the "Amendment") to its
Registration Statement under the Securities Act of 1933, as amended.

  Pursuant to paragraph (b)(4) of the Rule, we represent that the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of the Rule.

                     Very truly yours,
                     /s/Shereff, Friedman, Hoffman & Goodman LLP
                     Shereff, Friedman, Hoffman & Goodman LLP